                                                                     EXHIBIT 5.1

                       [LETTERHEAD OF COOLEY GODWARD LLP]

February 1, 2001

Wireless Facilities, Inc.
4810 Eastgate Mall
San Diego, CA 92121

Ladies and Gentlemen:

   You have requested our opinion with respect to certain matters in connection with the filing by Wireless Facilities, Inc., a Delaware corporation (the "Company") of a Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission covering the registration of up to 992,692 shares of Common Stock (the "Shares") for resale by the selling stockholders named therein (the "Selling Stockholders").

   In connection with this opinion, we have examined the Registration Statement and related Prospectus, your Certificate of Incorporation and Bylaws, as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

   On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares to be sold by the Selling Stockholders are validly issued, fully paid and non-assessable.

   We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          Cooley Godward LLP

                                                /s/ Lance W. Bridges
                                          By: _________________________________

                                                   Lance W. Bridges